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                                                                     EXHIBIT 5.1

              [SKADDEN, ARPS, SLATE, MEAGHER, & FLOM LETTERHEAD]


                                                       July 24, 1996


MCN Corporation
MCN Financing I
c/o MCN Corporation
500 Griswold Street
Detroit, Michigan  48226

Ladies and Gentlemen:

   We have acted as special counsel to (1) MCN Financing I (the "Trust"), a statutory business trust formed under the Business Trust Act of the State of Delaware (Chapter 38, Title 12, of the Delaware Code, 12 Del. C. Sec. 3801, et seq.) (the "Delaware Trust Act"), and (2) MCN Corporation, a corporation organized under the laws of the State of Michigan, ("MCN," and together with the Trust, the "Registrants"), in connection with the preparation of a Registration Statement on Form S-3 (No. 333-01521) filed with the Securities and Exchange Commission (the "Commission") on March 7, 1996 under the Securities Act of 1933, as amended (the "Act"), Amendment No. 1 thereto filed with the Commission on April 10, 1996 and Amendment No. 2 thereto filed with the Commission on April 19, 1996 (such Registration Statement, as so amended, being hereinafter referred to as the "Registration Statement"), in connection with the public offering of 3,200,000 of the Trust's 8 5/8% trust preferred securities (liquidation amount of $25 per trust preferred security) (the "Preferred Securities") and certain other securities.

   The Preferred Securities are being issued pursuant to the Amended and Restated Declaration of Trust, dated as of July 24, 1996 (the "Declaration"), among MCN, as sponsor, Wilmington Trust Company, as the institutional trustee (in such capacity, the "Institutional Trustee") and as Delaware trustee, and Daniel L. Schiffer and Sebastian Coppola, as regular trustees (together, the "Regular Trustees").
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MCN Corporation
MCN Financing I
July 24, 1996
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   This opinion is being delivered in accordance with the requirements of Item
601(b)(5) of Regulation S-K under the Act. Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Registration Statement.

   In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement; (ii) the certificate of trust of the Trust, dated March 6, 1996 (the "Certificate of Trust"), as filed with the Secretary of State of the State of Delaware; (iii) the Declaration (including the designation of the terms of the Preferred Securities annexed thereto); (iv) the form of the Preferred Securities and a specimen certificate thereof; (v) a certificate of the Secretary of State of the State of Delaware as to the creation and good standing of the Trust; and (vi) the Underwriting Agreement, dated July 24, 1996 (the "Underwriting Agreement"), among MCN and the several Underwriters named in Schedule A thereto. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such other records of MCN and the Trust and such agreements, certificates or receipts of public officials, certificates of officers or representatives of MCN and the Trust, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

   In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies. In making our examination of documents executed by parties other than the Trust, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and that such documents constitute valid and binding obligations of such parties. As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of MCN and others.






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MCN Corporation
MCN Financing I
July 24, 1996
Page 3

   Members of our firm are admitted to the Bar in the State of Delaware and we do not express any opinion as to the laws of any other jurisdiction.

   Based upon and subject to the foregoing, we are of the opinion that the Preferred Securities have been duly authorized by the Declaration and, subject to the qualification set forth below, when issued, executed and authenticated in accordance with the terms of the Declaration and delivered and paid for in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and non-assessable undivided beneficial interests in the assets of the Trust; and the holders of the Preferred Securities will be entitled to the same limitation of personal liability extended to stockholders of private corporations for profit organized under the General Corporation Law of the State of Delaware. We bring to your attention, however, that the holders of Preferred Securities may be obligated, pursuant to the Declaration, to (i) provide indemnity and/or security in connection with and pay taxes or governmental charges arising from transfers of Preferred Securities and the issuance of replacement Preferred Securities, and (ii) provide security and indemnity in connection with requests of or directions to the Institutional Trustee to exercise its rights and powers under the Declaration.

   We hereby consent to the filing of this opinion with the Commission as an exhibit to a Current Report on Form 8-K of MCN. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or in applicable law.


                               Very truly yours

                               /s/ Skadden, Arps, Slate, Meagher & Flom